Exhibit 99.1
For More Information:
Jzaneen Lalani Vice President, Legal Affairs (201) 802-7249	Laura Perry Stern Investor Relations, Inc. (212) 362-1200

Memory Pharmaceuticals Expands Roche Nicotinic Alpha-7 Alliance

- Nicotinic Alpha-7 Agonist Program To Receive Increased Resources –

Montvale, NJ – February 27, 2006 — Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today announced that it has amended its strategic alliance agreement with Roche to expand the resources dedicated to the discovery and development of nicotinic alpha-7 agonists. Under the expanded agreement, Memory Pharmaceuticals has granted to Roche an exclusive worldwide license to its intellectual property on nicotinic alpha-7 receptor compounds. Excluded from this license is MEM 3454, which will remain under the terms of the original option agreement.

Under the new agreement, Memory Pharmaceuticals and Roche will actively collaborate on the discovery and clinical development of nicotinic alpha-7 agonists. Memory Pharmaceuticals will conduct Phase 1 clinical trials for compounds that emerge from the collaboration, and Roche will assume responsibility for later-stage development and commercialization. Memory Pharmaceuticals has the potential to receive approximately $2.3 million in research funding during 2007 upon the achievement of defined preclinical milestones and will receive milestone payments upon the achievement of development, regulatory and sales events for drug candidates that progress under the collaboration. Under the new agreement, the clinical milestone payments and royalties on future sales have been adjusted to reflect the respective contributions of the two parties. In contrast to the other compounds developed under the new collaboration, MEM 3454 will continue to be developed by Memory Pharmaceuticals through Phase 2a clinical trials, at which point Roche can exercise an option to license this drug candidate for further development and commercialization.

“Roche’s commitment and contribution of resources to this program reflects both companies’ belief in the potential of nicotinic alpha-7 agonists as innovative neurotherapeutics,” said Jim Sulat, President and Chief Executive Officer. “This more collaborative partnership brings significant additional expertise, capabilities and funding to the nicotinic alpha-7 agonist program, while recognizing Memory Pharmaceuticals’ progress in the development of MEM 3454 by retaining our leadership for this drug candidate through the critical proof-of-concept stage.”

In addition, Memory Pharmaceuticals reported that its work under the discovery portion of the PDE4 inhibitor collaboration between Memory Pharmaceuticals and Roche has concluded. The discovery portion of the PDE4 inhibitor collaboration between Memory Pharmaceuticals and Roche has generated a number of compounds, currently in preclinical development. In addition, Memory Pharmaceuticals and Roche have agreed to direct the remaining funding under the PDE4 inhibitor collaboration between the two companies toward this amended nicotinic alpha-7 collaboration. Roche has also expanded Memory Pharmaceuticals’ co-promotion rights to MEM 1414 and MEM 1917 to include Europe. Roche maintains its exclusive, worldwide license to develop and commercialize candidates from the PDE4 inhibitor program, and Memory retains its rights to develop the two lead compounds in the PDE4 inhibitor program – MEM 1414 and MEM 1917.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression, bipolar disorder, vascular dementia, mild cognitive impairment, Parkinson’s disease and memory impairments associated with aging. For additional information, please visit our website at http://www.memorypharma.com.
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Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; achieving milestones under Memory Pharmaceuticals’ collaborations; obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; Memory Pharmaceuticals’ dependence on third- party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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